FUND OF FUNDS REIMBURSEMENT AGREEMENT—GUGGENHEIM PARTNERS

INVESTMENT MANAGEMENT, LLC

THIS AGREEMENT, dated as of July 30, 2024, is made and entered into by and between Guggenheim Partners Investment Management, LLC (the “Adviser”) and Guggenheim Funds Trust (the “Fund”). This Agreement shall apply to each investment portfolio of the Fund as set forth in Schedule A (the “Series”), as may be amended from time to time.

WHEREAS, the Adviser has been appointed the investment adviser to the Series pursuant to an agreement between the Fund and the Adviser (the “Advisory Agreement”), under which the Adviser provides certain investment advisory services to each Series; and

WHEREAS, each Series does not pay the Adviser a fee for the services provided under the Advisory Agreement; and

WHEREAS, each Series, consistent with its investment objective and applicable restrictions set forth in the Series’ prospectus and statement of additional information, may invest a portion of its assets in other registered investment companies; and

WHEREAS, a Series’ investment in other registered investment companies may include an investment in any other Series and any other investment portfolio for which the Adviser or its affiliates provide investment advisory services (together, the “Underlying Affiliated Series”) pursuant to an agreement between each Underlying Affiliated Series and the Adviser or its affiliate (each, an “Underlying Affiliated Series Advisory Agreement”); and

WHEREAS, pursuant to an Underlying Affiliated Series Advisory Agreement, each Underlying Affiliated Series pays to the Adviser or its affiliate an amount set forth in the Underlying Affiliated Series Advisory Agreement for the investment advisory services provided by the Adviser or its affiliate (the “Underlying Affiliated Series Advisory Fee”); and

WHEREAS, the Fund, on its own behalf and on behalf of the Series, and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1.  The Adviser agrees to reimburse a Series to the extent necessary to offset the proportionate share of the Underlying Affiliated Series Advisory Fee paid by the Series through its investment in an Underlying Affiliated Series.

2.  Nothing herein shall otherwise affect the terms of any other expense limitation agreements between the Adviser or its affiliates and the Fund. For purposes of calculating the extent of any fee waivers or expense reimbursements under such agreements, the Adviser shall calculate waivers or reimbursements, if any, under any expense limitation agreement(s) prior to reimbursing a Series pursuant to this Agreement.

3.  In case a Series has multiple classes of shares, any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Series in accordance with the terms of the Series’ multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.

4.  The end of the initial term of this Agreement shall be February 1, 2026 for each Series. This Agreement shall automatically renew for one-year terms, unless the Adviser provides written notice to the Fund of the termination of the Agreement, which notice shall be received by the Fund at least 30 days prior to the end of the then-current term.

5.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, on behalf of the Series, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Series, will terminate automatically if the Advisory Agreement with respect to such Series is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Guggenheim Funds Trust

By:	/s/ Amy J. Lee

Name:	Amy J. Lee
Title:	Vice President and Chief Legal Officer

Guggenheim Partners Investment Management, LLC

By:	/s/ Amy J. Lee

Name:	Amy J. Lee
Title:	Attorney-in-Fact

FUND OF FUNDS REIMBURSEMENT AGREEMENT—GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

SCHEDULE A

Dated July 30, 2024

Registered investment companies to which this Agreement applies and their respective Series:

Guggenheim Funds Trust

Guggenheim Active INvestment Series (GAINS) - Core Plus Fund

Guggenheim Active INvestment Series (GAINS) - Limited Duration Fund

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